State Financial Services Corporation
Press Release
For more information contact:               Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope           815 N. Water Street
Telephone: (414) 223-8400               Milwaukee, WI 53202
Facsimile: (414) 223-8420               Nasdaq Symbol: SFSW

State Financial Services Corporation
Reports 13.6% Increase in Earnings Per Share

Milwaukee, WI (July 20, 2004). State Financial Services Corporation (“State”) today reported basic earnings per share for the second quarter of 2004 of $0.52, a 13.0% increase over the $0.46 reported in the second quarter of 2003. Diluted earnings per share in this year’s second quarter were $0.50, compared to $0.44 in the quarter ended June 30, 2003, an increase of 13.6%.

State’s net interest income increased 11.3% in the second quarter of 2004 compared to the second quarter of 2003. In the second quarter of 2004, State's net interest margin declined to 3.62% due to lower spreads on the seasonal deposits of a local governmental agency. As of June 30, 2004, this agency had $106 million in short term repurchase agreements with State. Although State’s core commercial/commercial real estate loans grew at an annualized rate of 14.8% during the second quarter 2004, run-off in the mortgage, mortgages held for sale, and consumer portfolios continued in the second quarter 2004, resulting in an overall decrease in loans outstanding of 2.2% (annualized) over March 31, 2004. As of June 30, 2004 total loans increased by 12.1% and commercial/commercial real estate loans increased 22.9%, respectively, since June 30, 2003.

Revenues from mortgage originations continued to be significantly below the levels reported in the first half of 2003. Second quarter mortgage related revenue declined by $881 thousand from the second quarter of 2003, and mortgage revenue in the first half of 2004 decreased by $1.883 million over the first half of 2003.

Noninterest expenses declined by 5.5% over the second quarter of 2003, and have declined by 7.9% for the first six months of 2004, compared to the first six months of 2003, as State continued to improve its efficiency. State’s efficiency ratio improved to 61.28% in the second quarter of 2004 compared to 68.80% for the second quarter of 2003 and 61.43% for the first six months of 2004, compared to 68.30% for the first six months of 2003.

State continued to make progress in reducing its nonperforming ratios. Nonperforming loans, as of June 30, 2004, were 0.94% of total loans, compared to 1.34% one year ago and 1.05% as of March 31, 2004. As of June 30, 2004, nonperforming assets equaled 0.59% of total assets, compared to 0.84% one year ago and 1.01% as of March 31, 2004. A transaction to sell a large parcel of other real estate, valued at $5.2 million, was closed during the second quarter.

Michael J. Falbo, President and CEO of State, said, “Our earnings growth has continued, despite a significant slowdown in mortgage-related revenue. Our core commercial lending business remains solid, our asset quality continues to improve, and our expense control programs have been effective. We are positioned well for an improving economic environment and the rising interest rate scenario that will most likely accompany it.”

State is a $1.6 billion financial services company operating through 29 full-service office locations in southeastern Wisconsin and northeastern Illinois. Through its banking network, State provides commercial and retail banking products, long-term fixed-rate secondary market mortgage origination and investment brokerage activities. State's shares are traded on the NASDAQ National Market System under the symbol "SFSW."

Forward Looking Statements

Certain matters discussed in this Release are “forward-looking statements” that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such because the statements generally will include words such as “believes,” “anticipates,” “expects,” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this Release. Factors that could cause such a variance include, but are not limited to, changes in interest rates, local market competition, customer loan and deposit preferences, governmental regulations, and other general economic conditions. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Release are only made as of the date of this Release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

State Financial Services Corporation
Press Release
Financial Highlights
June 30, 2004

Unaudited	At or for the Three Months ended			At or for the Six Months ended
	June 30,			June 30,
	2004	2003	% chg	2004	2003	% chg
For the Period:
Interest Income	$17,362,784	$15,784,193	10.00%	$34,280,211	$31,945,696	7.31%
Interest Expense	5,311,212	4,957,808	7.13%	10,600,256	10,080,540	5.16%
Net Interest Income	12,051,572	10,826,385	11.32%	23,679,955	21,865,156	8.30%

Provision for Loan Losses	600,000	825,000	-27.27%	1,200,000	1,425,000	-15.79%

Mortgage Gains and Fees	516,824	1,323,429	-60.95%	929,410	2,647,200	-64.89%
Gains on Sale of Securities	198,899	80,274	147.78%	418,279	135,470	208.76%
Gain on Sale of Merchant Processing	0	1,300,000		0	1,300,000
Other Non-Interest Income	2,259,533	2,597,923	-13.03%	4,371,214	4,771,790	-8.39%
Total Non-Interest Income	2,975,256	5,301,626	-43.88%	5,718,903	8,854,460	-35.41%

Provsion for Merchant Chargeback	0	300,000		0	300,000
Merchant Processing Exit Fee	0	150,000		0	150,000
Efficiency Consulting Expense	0	570,000		0	570,000
Serverance Charges	0	180,114		0	180,114
Other Non-Interest Expense	9,362,561	9,904,244	-5.47%	18,357,786	19,936,057	-7.92%
Total Non-Interest Expense	9,362,561	11,104,358	-15.69%	18,357,786	21,136,171	-13.15%
Net Before Tax	5,064,267	4,198,653	20.62%	9,841,072	8,158,445	20.62%
Income Tax	1,626,895	1,162,008	40.01%	3,161,946	2,269,646	39.31%
Net Income	$3,437,372	$3,036,645	13.20%	$6,679,126	$5,888,799	13.42%

Per Share:
Net Income (basic)	$0.52	$0.46		$1.00	$0.89
Net Income (diluted)	$0.50	$0.44		$0.97	$0.87
Avg. Shares Outstanding (basic)	6,658,521	6,647,928		6,695,911	6,637,704
Avg. Shares Outstanding (diluted)	6,854,917	6,844,637		6,896,736	6,798,468
Dividends Declared	$0.15	$0.13		$0.30	$0.26

End of Period: ($'s in 000's)
Assets	$1,605,879	$1,315,101
Investment securities	548,275	378,635
Loans (net)	884,286	789,842
Allowance for loan losses	11,803	9,819
Goodwill	37,646	27,465
Deposits	1,066,760	925,443
Borrowed Funds	423,708	270,818
Stockholders' Equity	109,473	109,051

Per Share:
Total Shares Outstanding	6,941,538	6,992,840
Book Value	$15.77	$15.59
Tangible Book Value	$9.64	$11.64
Market Value	$29.66	$21.95

Key Ratios:
Net Interest Margin	3.62%	3.65%		3.63%	3.82%
Return on Average Assets	0.90%	0.92%		0.90%	0.91%
Return on Average Common Equity	12.41%	11.16%		11.93%	11.03%
Return on Average Common Tangible Equity	20.11%	14.95%		19.22%	14.84%
Tier 1 Leverage Ratio	6.51%	6.97%		6.66%	7.10%
Tangible Equity to Assets	4.28%	6.32%
Loans/Deposits	82.89%	85.35%
Allowance for Loan Loss/Total Loans	1.32%	1.23%
Nonperforming Loans/Total Loans	0.94%	1.34%
Nonperforming Assets/Total Assets	0.59%	0.84%
Net Charge-offs/Avg total loans(annualized)	-0.01%	0.16%		0.02%	0.11%